Exhibit 107
Calculation of Filing Fee Tables
S-3
(Form Type)
TXNM Energy, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock	Rule 457(o)			$300,000,000.00	0.0001476	$44,280.00
Total Offering Amounts						$300,000,000.00		$44,280.00
Total Fees Previously Paid								$0.00
Total Fee Offsets								$14,760.00
Net Fees Due								$29,520.00

Table 2: Fee Offset Claims and Sources

		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims	1		S-3	333-263221	05/06/2024		$14,760.00
Fee Offset Sources		PNM Resources, Inc.	S-3	333-263221		05/06/2024		$14,760.00
(1)The Registrant previously paid $14,760.00 in connection with the filing by the Registrant with the Securities and Exchange Commission (the “SEC”) on May 6, 2024, of the Registrant’s prospectus supplement (the “Prospectus Supplement”), to the accompanying prospectus included in its automatic shelf registration statement on Form S-3ASR (File No. 333-263221), related to the Registrant’s offer and sale from time to time of its shares of common stock, no par value (“Shares”), having an aggregate offering price of up to $100.0 million under an at-the-market program (the “ATM Program”). In connection with this Prospectus Supplement, the maximum aggregate offering price of the Shares under the ATM Program is being increased from $100.0 million to $300.0 million.

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